Exhibit 99.2

JLL Partners Fund V, L.P.	Warburg Pincus Private Equity IX, L.P.
August 31, 2009
VIA ELECTRONIC TRANSMISSION
Mr. Floyd F. Sherman
CEO and President
Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Dear Floyd:
As you know, the current downturn in the homebuilding industry is unprecedented. On behalf of JLL Partners Fund V, L.P. (“JLL”) and Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”), both of which are significant stockholders and holders of floating rate notes (“Notes”) of Builders FirstSource, Inc. (the “Company”), we want to acknowledge the outstanding job that you and the rest of the executive team have done in leading the organization through these extremely difficult industry conditions. While this downturn has caused several of the other leading pro dealers to enter bankruptcy proceedings, you have made the difficult decisions that have allowed the Company to preserve its viability while positioning the Company for a recovery in the housing market. Notwithstanding your efforts to minimize the Company’s operational cash burn, the severity and duration of this downturn is taxing the Company’s financial resources. As significant stakeholders of the Company, we are concerned about the Company’s liquidity as this downturn extends into the second half of 2009 and into 2010. We believe that the Company needs to raise more capital to preserve financial flexibility and pre-empt any issues associated with a lack of liquidity.
Accordingly, we are pleased to present the following proposal, which we believe capitalizes the Company with sufficient liquidity to survive the current downturn while also addressing the near-term maturity of its Notes. Our proposal contemplates the following transactions:
•	The Company will raise $75 million of new common equity through a rights offering (the “Rights Offering”). JLL and Warburg Pincus will fully backstop the Rights Offering at a price of $2.00 per share.

•	The Notes owned by entities affiliated with JLL and Warburg Pincus (currently, approximately $98 million in aggregate principal amount, or approximately 35% of the outstanding aggregate principal amount of Notes) will be exchanged for common stock of the Company valued at $2.00 per share.

Mr. Floyd Sherman
August 31, 2009

•	At least 85% in aggregate principal amount of the remaining Notes will elect to exchange each $1,000 principal amount of Notes into either (i) $750 principal amount of a new debt security (the “New Notes”) substantially similar to the existing Notes, except with a maturity of 2017 and an interest rate of LIBOR plus 7.5%, or (ii) equity on the same basis as the JLL / Warburg Pincus Notes, or (iii) any combination thereof; provided that no more than $40 million of new common stock and no less than $20 million of new common stock will be issued in the exchange. Any Noteholders (other than JLL and Warburg Pincus) who elect to exchange into equity may also participate in the Rights Offering.
Pro forma for the transactions, the Company’s total debt would be reduced by between approximately $150 million and $172 million, depending on Noteholder exchange and conversion participation, and cash would be increased by approximately $75 million, less fees and expenses. Additional details of our proposal are set forth in Exhibit A.
We believe this transaction will create significant value for all stakeholders of the Company.
•	Noteholders: With less debt on its balance sheet, the credit profile of the Company will be improved, and the position of the Noteholders will be enhanced. We believe that the proposed new interest rate reflects a fair “mark-to-market” rate for the New Notes. The Noteholders will also have the option to participate in the equity upside associated with any recovery in the housing market. Finally, we believe that the value of the New Notes, when issued, will reflect an immediate and significant accretion in value from the price currently quoted for the Notes, which is approximately 50% of par.

•	Common stockholders: First, to the extent that they wish to do so, existing stockholders can participate in the Rights Offering. Moreover, the proposed Rights Offering backstop to be provided by JLL and Warburg Pincus will ensure that the Company has adequate capital. In addition, our proposal will leave the Company with substantially less debt and hence greater financial flexibility over the next several years. Finally, the extended maturities of the New Notes will provide the Company time to recover from the current industry downturn.

•	Other stakeholders: Following the proposed recapitalization, the Company will be well positioned to survive the current downturn and to thrive as the housing market recovers, and we expect that the Company’s customers and trade creditors will have greater confidence in its long term viability.
Following consummation of this transaction, we would expect that the number of shares of common stock authorized to be issued under the Company’s employee stock option plans would be increased, in light of the dilutive nature of transaction, so that immediately following the transaction the number of shares available for award thereunder, plus all awards then

Mr. Floyd Sherman
August 31, 2009

outstanding, would be equal to approximately ten percent of the then outstanding shares on a fully diluted basis.
We expect that a Special Committee of Independent Directors will be appointed to review and negotiate our proposal and other alternative transactions that they believe are in the best interests of the Company. The Special Committee should recognize that JLL and Warburg Pincus are committed to remain substantial investors in the Company and are not interested in selling our shares at this time, including as part of any change in control transaction.
Although we have not discussed this proposal with any other Noteholders, we expect that our financial advisor, Evercore Partners, will engage in such discussions during the period that the Special Committee is considering this proposal.
JLL and Warburg Pincus are committed to the Company’s success and are prepared to commit the resources necessary to complete the recapitalization of the Company on a prompt basis.
This letter is a non-binding indication of interest in pursuing a recapitalization of the Company and is subject to the terms and conditions set forth in Exhibit A. This letter is not intended to be, and does not constitute, a legally binding obligation of any party hereto, nor will any legally binding obligations be created unless and until definitive agreements are entered into with all parties.
We look forward to discussing our proposal with you and the other members of the Board of Directors at your earliest convenience.

Sincerely,

/s/ Kevin Kruse	/s/ Paul S. Levy

Kevin Kruse	Paul S. Levy

cc:	Cleveland A. Christophe Robert C. Griffin Craig A. Steinke

EXHIBIT A
BUILDERS FIRSTSOURCE, INC.
PROPOSED RECAPITALIZATION
I Exchange Offers

Structure and Consideration	Exchange of issued and outstanding Second Priority Senior Secured Floating Rate Notes due 2012 (the “Notes”) for shares of the Company’s common stock, par value $0.01 per share:

• Exchange with JLL and Warburg Pincus (the “Sponsor Exchange”):

• for each $1,000 principal amount of Notes, JLL and Warburg Pincus will receive 500 shares of common stock (or a conversion price of $2.00 per share).

• Exchange with all other holders of Notes (the “Noteholder Exchange”):

• for each $1,000 principal amount of Notes, the other holders of Notes may elect to receive either:

(a) 500 shares of common stock, valued at $2.00 per share; or

(b) $750 principal amount of new second lien indebtedness; or

(c) any combination thereof,

provided that the Company will issue no less than $20 million of common stock (the “Floor”) and no more than $40 million of common stock (the “Cap”) to participants in the Noteholder Exchange, and, in the event that holders elect to receive more shares of common stock than the Cap or fewer shares of common stock than the Floor, the available shares of common stock and new second lien indebtedness will be distributed on a pro rata basis.

• Sponsor Exchange and Noteholder Exchange will be conducted through private exchanges.

Minimum Tender Condition	Holders of no less than 85% of the outstanding aggregate principal amount of Notes (exclusive of JLL and Warburg Pincus) must participate in the Noteholder Exchange.

Consent Solicitation	Consent solicitation seeking consents to proposed amendments to the Indenture, dated as of February 11, 2005 (the “Old Indenture”), governing the Notes that would eliminate certain restrictive covenants and release all of the collateral from the liens securing the Notes.
II. Rights Offering

Structure and Consideration	Distribution to stockholders of subscription rights to subscribe for and purchase up to an aggregate of $75 million of common stock.

• Subscription price of $2.00 per share.

• Offering will be open for at least twenty business days.

• Noteholders who have exchanged Notes for common stock in the Noteholder Exchange may participate on an “as converted” basis. For the avoidance of doubt,

JLL and Warburg Pincus will not participate in the rights offering with respect to shares received in exchange for their Notes.

•     Over-subscription privilege allows participating stockholders (including participants in the Noteholder Exchange) to subscribe for and purchase, on a pro rata basis, shares not subscribed for by other stockholders or Noteholders.

• Rights will be non-transferable.

Backstop Commitment	JLL and Warburg Pincus will agree to purchase all shares not subscribed for in the rights offering up to the full amount of $75 million for a commitment fee of $4.5 million (6% of the rights offering issuance), payable in common stock valued at $2.00 per share.
III. Conditions to the Recapitalization

Stockholder Approval	JLL and Warburg Pincus will commit to tender their Notes in the Sponsor Exchange and to vote their shares in favor of the issuance of shares in connection with the transactions contemplated by this term sheet.

The Company will hold, and solicit proxies for, a special meeting of its stockholders for the purpose of approving the issuance of shares in connection with the transactions contemplated by this term sheet.

General Conditions	The Sponsor Exchange, Noteholder Exchange, and rights offering will each be conditioned on the consummation of each of the other transactions.

Since June 30, 2009, the Company shall have been operated solely in the ordinary course of business, and there shall not have occurred any material adverse effect upon the Company’s business or results of operations.

A registration statement relating to the rights offering shall have been declared effective by the Securities and Exchange Commission, and no stop order shall have been issued.

Stockholders shall have approved the transactions contemplated by this term sheet as required by the rules of The Nasdaq Stock Market.

Other customary conditions will apply, including receipt of any required regulatory or third-party approvals.

Other	JLL and Warburg Pincus shall have entered into a registration rights agreement with the Company.

The Company shall pay the fees and expenses incurred by JLL and Warburg Pincus in connection with the transactions contemplated by this term sheet.

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IV. New Second Lien Notes (“New Notes”)

Issuer	Builders FirstSource, Inc.

Guarantors	All wholly owned domestic subsidiaries of the Issuer.

Principal	No more than $118 million.

Maturity	February 15, 2017 (the “Maturity Date”). All obligations then outstanding under the New Notes shall be payable in full on the Maturity Date.

Interest Rate	3-month LIBOR plus 7.5%. Payable quarterly on the 15th of February, May, August, and November of each year. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Default Rate	Additional 1.00%

Amortization	None.

Optional Prepayments	Prior to February 15, 2011	102%
	After February 15, 2011, prior to February 15, 2012	101%
	After February 15, 2012	100%

Offer to Purchase with Asset Sale Proceeds	Same as set forth in the Old Indenture.

Collateral	All amounts owed in connection with the New Notes shall be secured by a perfected, second priority lien on and security interest in all of the assets and all other property of Issuer and Guarantors (as defined in the Old Indenture).

Collateral Trust Fee	TBD

Covenants	Same as set forth in the Old Indenture.

Events of Default	Same as set forth in the Old Indenture.

Closing Date	The effective date of the recapitalization.

Allocation	The New Notes will be issued as part of the contemplated recapitalization proposal.

Conditions Precedent to Closing	Satisfaction of all conditions to the closing of the Sponsor Exchange, Noteholder Exchange, and rights offering.

Registration Rights	TBD
This term sheet is a non-binding statement of interest. Notwithstanding anything in this term sheet that may be deemed to the contrary, unless and until any definitive agreements are executed and delivered by the parties providing for the recapitalization (and subject to the terms and conditions set forth therein), no party or person is under any obligation of any kind whatsoever with respect to this term sheet, any matter referred to in this term sheet, or any oral or other expression with respect or relating to the foregoing.

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